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                                                                    Exhibit 23.1

                              Consent of KPMG LLP

The Board of Directors and Shareholders
Factory Card Outlet Corp.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-21645, 333-22435 and 333-30437) of Factory Card Outlet Corp. of our reports dated April 27, 1999, relating to the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of January 30, 1999 and January 31, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the fiscal year ended January 30, 1999, the transition period ended January 31, 1998 and each of the fiscal years in the two-year period ended June 28, 1997 and the related financial statement schedule, which reports appear in this annual report on Form 10-K.

                                            /s/ KPMG LLP

Chicago, Illinois
April 27, 1999